--------------------------------------------------------------------------------
SEC        POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
1746 (2-   CONTAINED IN THIS FORM  ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
98)        DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

--------------------------------------------------------------------------------

                                                 ===============================
                                                           OMB APPROVAL
                                                 ===============================
                                                 OMB Number: 3235-0145
                                                 ===============================
                                                 Expires: December 31, 2005
                                                 ===============================
                                                 Estimated average burden
                                                 hours per response. . . 11
                                                 ===============================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ________)*

                                  Catuity, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock $.001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   149481 10 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               September 22, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

     CUSIP No. .... 149481 10 3
------------------------------------------------------------------------------------------------------------------------------------
     1.  Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

         Duncan P.F. Mount....................................................................................

------------------------------------------------------------------------------------------------------------------------------------

     2.  Check the Appropriate Box if a Member of a Group (See Instructions)

         (a)   ...............................................................................................

         (b)   ...............................................................................................

------------------------------------------------------------------------------------------------------------------------------------

     3.  SEC Use Only

         .....................................................................................................

------------------------------------------------------------------------------------------------------------------------------------

     4.  Source of Funds (See Instructions) PF................................................................

------------------------------------------------------------------------------------------------------------------------------------

     5.  Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) .................

------------------------------------------------------------------------------------------------------------------------------------

     6.  Citizenship or Place of Organization: Australian.....................................................

------------------------------------------------------------------------------------------------------------------------------------

 Number of
  Shares          7.  Sole Voting Power         755,000.......................................................
Beneficially
 Owned by    -----------------------------------------------------------------------------------------------------------------------
   Each
 Reporting        8.  Shared Voting Power             0.......................................................
Person With  -----------------------------------------------------------------------------------------------------------------------


                  9.  Sole Dispositive Power    755,000.......................................................

             -----------------------------------------------------------------------------------------------------------------------

                  10. Shared Dispositive Power        0.......................................................

------------------------------------------------------------------------------------------------------------------------------------

                  11. Aggregate Amount Beneficially Owned by Each Reporting Person        755,000.............

------------------------------------------------------------------------------------------------------------------------------------

                  12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ...

------------------------------------------------------------------------------------------------------------------------------------

                  13. Percent of Class Represented by Amount in Row (11)  6.4%................................

                  14. Type of Reporting Person (See Instructions)

                   IN.........................................................................................

                  ............................................................................................

------------------------------------------------------------------------------------------------------------------------------------

ITEM 1. Security and Issuer

Common Stock, $.001 Par Value

Catuity Inc.  2711 E Jefferson Detroit, MI 48207

ITEM 2. Identity and Background

        (a)    Duncan P.F. Mount

        (b)    Lot 8, 54 Lane Cove Road Ingleside, NSW Australia 2101

        (c)    Company Director / Private Investor

        (d)    No

        (e)    No

        (f)    Australian

ITEM 3. Source and Amount of Funds or Other Consideration

        Personal Funds $392,000 Australian Dollars

ITEM 4. Purpose of Transaction

Personal holding as non-executive chairman of Catuity Inc.

        (a)    No

        (b)    No

        (c)    No

        (d)    No

        (e)    No

        (f)    No

        (g)    No

        (h)    No

        (i)    No

        (j)    No

ITEM 5. Interest in Securities of the Issuer

        (a)    700,000 Direct

               55,000 Vested Options

               6.4%

         (b)   Sole Voting Power 755,000

               Shared Voting Power 0

               Sole Dispositive Power 755,000

               Shared Dispositive Power 0

         (c)   (1) Duncan P.F. Mount

               Catuity Inc.

               9/30/03

               5,000 Options

               $1.90 USD Option exercise price

               Options awarded annually pursuant to the Director Stock Option
               Plan

               (2) Duncan P.F. Mount

               Linwar Securities

               9/22/03

               $1.35 USD/share

               Australian Private Placement

         (d)   No

         (e)   Not Applicable

ITEM 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

        Not Applicable

ITEM 7. Material to Be Filed as Exhibits

        Not Applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


--------------------------------------------------------------------------------
Date: October 13, 2003


--------------------------------------------------------------------------------
Signature

/s/ Duncan P.F. Mount
**John H. Lowry III per power of Attorney/ Vice President, CFO and Secretary
--------------------------------------------------------------------------------
Name/Title

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.



            ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)